--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
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/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB Number:       3235-0287
    LONGER SUBJECT TO                                                                                   Expires: December 31, 2001
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Estimated average burden
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     hours per response .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
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1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                X   Director             10% Owner
   GAROFALO       STEPHEN         A.            METROMEDIA FIBER NETWORK, INC. ("MFNX")        ----                 ----
---------------------------------------------------------------------------------------------   X   Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below
                                                Person (Voluntary)                            CHAIRMAN & CHIEF EXECUTIVE OFFICER
c/o METROMEDIA COMPANY, ONE MEADOWLANDS PLAZA                            SEPTEMBER 2000       -------------------------------------
---------------------------------------------                           --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original    X Form filed by One Reporting Person
                                                                           (Month/Year)       ___Form filed by More than One
EAST RUTHERFORD    NEW JERSEY       07073                                                         Reporting Person
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
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Class A Common Stock                                                                          81,334,846(1)     D
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Class A Common Stock                                                                             813,378        I        PRESIDENT,
                                                                                                                         GAROFALO
                                                                                                                         FOUNDATION,
                                                                                                                         INC.
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(1) IN ADDITION, AS REPORTED ON TABLE II OF THIS FORM 4, MR. GAROFALO BENEFICIALLY OWNS DIRECTLY OPTIONS TO PURCHASE 346,588
SHARES OF THE COMPANY'S CLASS A COMMON STOCK AT AN EXERCISE PRICE OF $0.1231 PER SHARE AND BENEFICIALLY OWNS INDIRECTLY THROUGH
THE STEPHEN A. GAROFALO 1999 ANNUITY TRUST NO. 1 AND THE STEPHEN A. GAROFALO 1999 ANNUITY TRUST NO. 2. OPTIONS TO PURCHASE
5,737,512 SHARES OF THE COMPANY'S CLASS A COMMON STOCK AT AN EXERCISE PRICE OF $0.1231 PER SHARE.

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                   SEC 1474 (3-99)

                              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                              CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                              DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)
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OPTION TO BUY                        $0.1231       9/1/2000   J(1)    V       346,588                1/6/98     1/6/2007
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OPTION TO BUY
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7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative          Form           direct
                                       ative      Securi-        of De-         Bene-
                                       Secur-     ties           rivative       ficial
                                       ity        Bene-          Secu-          Own-
                                       (Instr.    ficially       rity:          ership
                                       5)         Owned          Direct         (Instr. 4)
                                                  at End         (D) or
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)
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Class A Common Stock   346,588                     346,588          D
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                                                 5,737,412          I        TRUSTEE OF
                                                                             TRUST NO. 1
                                                                             AND TRUST NO. 2
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Explanation of Responses: (1) PURSUANT TO THE TERMS OF THE STEPHEN A. GAROFALO 1999
ANNUITY TRUST NO. 1 ("TRUST NO. 1"), ON SEPTEMBER 1, 2000, TRUST NO. 1 CONSUMMATED THE
TRANSFER OF THESE SHARES TO STEPHEN A. GAROFALO EFFECTIVE AS OF JANUARY 14, 2000. PURSUANT
TO THE TERMS OF THE STEPHEN A. GAROFALO 1999 ANNUITY TRUST NO. 2 ("TRUST NO. 2"), ON
SEPTEMBER 1, 2000, TRUST NO. 2 CONSUMMATED THE TRANSFER OF THESE SHARES TO STEPHEN A.
GAROFALO EFFECTIVE AS OF JANUARY 14, 2000.


                                                                              /s/ STEPHEN A. GAROFALO            OCTOBER 10, 2000
                                                                              ---------------------------------  ----------------
**Intentional misstatements or omissions of facts constitute                  **Signature of Reporting Person        Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                     Page 2 of 2
                                                                                                                     SEC 1474 (3-99)